As filed with the Securities and Exchange Commission on September 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOTRONICS, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-0854886
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Photronics, Inc.

15 Secor Road

Brookfield, CT 06804

(203-775-9000)

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Richelle E. Burr

Vice President, Associate General Counsel

Photronics, Inc.

15 Secor Road

Brookfield, Connecticut 06804

(203-775-9000)

(Name, address, and telephone number

of agent for service)

Copies to:

Danielle Carbone, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212-848-4000)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-160235

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated Filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share
Debt Securities
Total	$10,600,000	$591.48

(1)	An indeterminate aggregate offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices by the issuer. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.
(2)	Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated based on the maximum aggregate offering price of all securities listed in the table above, and the table does not specify information about the amount of any particular security to be registered.

In accordance with Rule 462(b) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement shall become effective upon filing with the Commission.

Explanatory Note and Incorporation of Certain Information by Reference

This Registration Statement on Form S-3 relates to the public offering of debt securities and common stock of Photronics, Inc. contemplated by the Registration Statement on Form S-3 (File No. 333-160235), declared effective on July 9, 2009 by the Securities and Exchange Commission (the “Prior Registration Statement”), and is filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional $10,600,000 of debt securities and common stock, $0.01 par value per share, as were included in the Prior Registration Statement. The contents of the Prior Registration Statement, including the prospectus contained therein and all exhibits thereto, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Brookfield, State of Connecticut, on September 10, 2009.

PHOTRONICS, INC.

By:	/s/ Sean T. Smith
Sean T. Smith
Senior Vice President and Chief
Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	*	September 10, 2009
Constantine S. Macricostas Chairman Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sean T. Smith	September 10, 2009
Sean T. Smith Senior Vice President Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

By:	*	September 10, 2009
Walter M. Fiederowicz Director

By:	*	September 10, 2009
Joseph A. Fiorita, Jr. Director

By:	*	September 10, 2009
George C. Macricostas Director

By:	*	September 10, 2009
Willem D. Maris Director

By:	*	September 10, 2009
Mitchell G. Tyson Director

* By:	/s/ Richelle E. Burr	September 10, 2009
Richelle E. Burr Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Shearman & Sterling LLP.

5.2	Opinion of Richelle Burr, Vice President, Associate General Counsel.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

23.3	Consent of Richelle Burr, Vice President, Associate General Counsel (included in Exhibit 5.2).

24*	Power of Attorney.

*	Previously filed in connection with Registration Statement on Form S-3 (File No. 333-160235) and incorporated herein by reference.